Exhibit 5.11

Steven E. Noack

Phone: 701.356.6380  |  Fax: 701.476.7676  |  snoack@vogellaw.com

October  31, 2006

REM North Dakota, Inc.

c/o National Mentor, Inc.

313 Congress Street, 5th Floor

Boston, Massachusetts  02210

Re:                               Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special North Dakota counsel to National Mentor Holdings, Inc., a Delaware corporation (the “Company”) and to the subsidiary listed on Schedule I hereto (the “North Dakota Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by National Mentor Holdings, Inc. (the “Company”), the North Dakota Guarantor and the subsidiaries of the Company listed on Schedule II hereto (the “non-North Dakota Guarantors” and together with the North Dakota Guarantor, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $180,000,000 aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the North Dakota Guarantor of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of June 29, 2006 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $180,000,000 aggregate principal amount of its outstanding 11-1/4% Senior Subordinated Notes due 2014.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we

218 NP Avenue  |  P.O. Box 1389  |  Fargo, ND 58107-1389  |  www.vogellaw.com   |  Offices in Fargo, Bismarck, and Moorhead

Including the former Gunhus Law Firm

have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that

1.               The North Dakota Guarantor (a) has been duly incorporated and is validly existing and in good standing as a corporation under the law of the State of North Dakota, and (b) has the corporate power and authority to conduct its business as described in the Registration Statement.

2.               The Indenture has been duly authorized, executed and delivered by the North Dakota Guarantor.

3.               The issuance of the Guarantees by the North Dakota Guarantor, and the performance by the North Dakota Guarantor of the Indenture, will not violate the articles of incorporation or by-laws of the North Dakota Guarantor, or any North Dakota statute, rule or regulation applicable to the North Dakota Guarantor or any order known to us  issued pursuant to any North Dakota statute by any North Dakota court or governmental agency or body having jurisdiction over the North Dakota Guarantor or any of their respective properties.

4.               No consent, approval, authorization, order, registration or qualification of or with any North Dakota governmental agency or body or, to our knowledge, any North Dakota court is required for the issuance of the Guarantees by the North Dakota Guarantor or the compliance by the North Dakota Guarantor with all of the provisions of the Indenture.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of North Dakota. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration

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Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement. We also consent to (i) the Trustee’s relying on this opinion and (ii) Simpson Thacher & Bartlett LLP’s relying as to matters of North Dakota law on this opinion in connection with the opinion of Simpson Thacher & Bartlett LLP to be rendered in connection with the Registration Statement.

Very truly yours

/s/ Steven E. Noack

Steven E. Noack
SEN/kb

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Schedule I

North Dakota Guarantor

REM North Dakota, Inc.

Schedule II

Non-North Dakota Guarantors

Center for Comprehensive Services, Inc.

Cornerstone Living Skills, Inc.

Family Advocacy Services, LLC

First Step Independent Living Program, Inc.

Homework Center, Inc.

Horrigan Cole Enterprises, Inc.

Illinois Mentor, Inc.

Loyd’s Liberty Homes, Inc.

Massachusetts Mentor, Inc.

Mentor Management, Inc.

Mentor Maryland, Inc.

National Mentor Healthcare, LLC

National Mentor Holdings, LLC

National Mentor, LLC

National Mentor Services, Inc.

National Mentor Services, LLC

Ohio Mentor, Inc.

REM Arizona Rehabilitation, Inc.

REM Arrowhead, Inc.

REM Central Lakes, Inc.

REM Colorado, Inc.

REM Community Options, Inc.

REM Community Payroll Services, LLC

REM Connecticut Community Services, Inc.

REM Consulting & Services, Inc.

REM Consulting of Ohio, Inc.

REM Developmental Services, Inc.

REM Health, Inc.

REM Health of Iowa, Inc.

REM Health of Nebraska, LLC

REM Health of Wisconsin, Inc.

REM Health of Wisconsin II, Inc.

REM Heartland, Inc.

REM Hennepin, Inc.

REM Home Health, Inc.

REM, Inc.

REM Indiana Community Services, Inc.

REM Indiana Community Services II, Inc.

REM Indiana, Inc.

REM Iowa Community Services, Inc.

REM Iowa, Inc.

REM Management, Inc.

REM Maryland, Inc.

REM Minnesota Community Services, Inc.

REM Minnesota, Inc.

REM Nevada, Inc.

REM New Jersey, Inc.

REM North Star, Inc.

REM Ohio, Inc.

REM Ohio Waivered Services, Inc.

REM Pennsylvania Community Services, Inc.

REM Ramsey, Inc.

REM River Bluffs, Inc.

REM South Central Services, Inc.

REM Southwest Services, Inc.

REM Utah, Inc.

REM West Virginia, Inc.

REM Wisconsin, Inc.

REM Wisconsin II, Inc.

REM Wisconsin III, Inc.

REM Woodvale, Inc.

South Carolina Mentor, Inc.

Unlimited Quest, Inc.